UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2021

McGRATH RENTCORP

(Exact name of registrant as specified in its Charter)

California	000-13292	94-2579843
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5700 Las Positas Road, Livermore, CA 94551-7800

(Address of principal executive offices)

(925) 606-9200

(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MGRC	NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Security Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 16, 2021, McGrath RentCorp (the “Company”) issued and sold to Prudential Retirement Insurance and Annuity Company, The Prudential Insurance Company of America and The Prudential Insurance Company of America (collectively, the “Purchasers”) $60 million aggregate principal amount of 2.35% Series E Notes pursuant to the terms of the Amended and Restated Note Purchase and Private Shelf Agreement, dated March 31, 2020 (the “Note Purchase Agreement”), among the Company, PGIM, Inc. and the noteholders party thereto.

The Notes are an unsecured obligation of the Company. The Notes bear interest at a rate of 2.35% per annum and mature on June 16, 2026. Interest on the Notes is payable semi-annually beginning on December 16, 2021 and continuing thereafter on June 16 and December 16 of each year until maturity. The Company may at any time prepay all or any portion of the Notes; provided that such portion is at least $5,000,000 (and increments of $100,000 in excess thereof). In the event of a prepayment, the Company will pay an amount equal to 100% of the principal amount so prepaid, plus a make-whole amount.

Pursuant to the terms of the Note Purchase Agreement, the Company has agreed to customary affirmative and negative covenants for as long as the Notes are outstanding, including, subject to certain exceptions and qualifications, among other things, (i) a maximum leverage ratio and (ii) a minimum fixed charge coverage ratio.

The Notes are also subject to customary events of default, including without limitation, (i) failure to make payments on principal or premium, if any, upon maturity; (ii) failure to pay interest within five business days after the same becomes due and payable; (iii) the Company or any of the Guarantors (as defined below) fails to comply with its various covenants and agreements in the Note Purchase Agreement; (iv) the Company or any of the Guarantors makes false representations and warranties in the documents relating to the Note Purchase Agreement; (v) the Company or any of the Company’s Material Subsidiaries (as defined in the Note Purchase Agreement) fails to pay when due debt obligations in excess of $10,000,000, or such debt obligations may be declared payable earlier than their stated maturity due to breach by the Company or any of the Company’s Material Subsidiaries; (vi) certain insolvency events with respect to the Company or any of its subsidiaries; (vii) the Company or any of its subsidiaries becomes subject to final judgments or orders for payment of money that exceed $10,000,000 in the aggregate and are not within 60 days after entry thereof, bonded, discharged or stayed pending appeal; (viii) the Company incurs liability with respect to certain benefit plans which result or could reasonably be expected to result in payments in excess of $10,000,000; (ix) the documentation related to the Note Purchase Agreement ceases to be in full force and effect; or (x) any Change of Control (as defined in the Note Purchase Agreement) of the Company occurs.

Certain of the Company’s U.S. subsidiaries, Mobile Modular Management Corporation, Enviroplex, Inc. and Adler Tank Rentals, LLC (the “Guarantors”), guarantee the full payment of all the obligations of the Company in connection with the Notes.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the Note Purchase Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on April 3, 2020, and is incorporated herein by reference.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McGRATH RENTCORP

Dated: June 16, 2021	By:	/s/ Keith E. Pratt
Keith E. Pratt
Senior Vice President and Chief Financial Officer